Exhibit 10.30

1 Terminal Drive  •  Plainview, New York 11803 U.S.A.  •  Phone (516) 677-0200  •  Fax (516) 677-0380  •  www.veeco.com

January 30, 2012

Dr. William J. Miller

44 Old Hills Ct.

Greenlawn, NY 11740

Dear Bill:

I am very pleased to confirm additional details relating to your recent appointment to the position of Executive Vice President, Process Equipment, reporting to John Peeler, CEO.

The elements of your compensation package are as follows:

•      Effective January 1, 2012, your bi-weekly base salary will be increased to $15,961.60, which, when annualized, is equal to $415,001.60.  This will serve as your base salary for 2012.

•      Your Management Bonus Plan target has been increased, effective January 1, 2012, from 60% to 70% of your base salary for the plan year (January 1 through December 31).  For 2012, your bonus will be based on the Corporate financial targets coupled with your individual performance.

I am also pleased to offer to you an enhanced severance arrangement. In the event you are terminated without “Cause” or you resign for “Good Reason” (each as defined below):

•      Veeco will provide you with 52 weeks of severance in the form of a salary continuation benefit based on your base salary then in effect (but without regard to any salary reduction program then in place), less applicable deductions, and

•      If you are enrolled in the Company’s healthcare plans at the time of termination and you elect to continue coverage in accordance with the continuation of benefits requirements of COBRA, your contribution amount will be the normal employee contribution rate for the period of your severance, and

•      You will have the right to exercise any then outstanding and vested stock option for up to twelve (12) months, not to exceed the original expiration date of the option.

As used herein, “Good Reason” shall mean a reduction of your base salary, other than as part of a salary reduction program affecting management employees generally, and “Cause” shall mean (i) your willful and substantial misconduct, (ii) your repeated, after written notice, neglect of duties or failure to perform your assigned duties, (iii) your commission of any material fraudulent act with respect to Veeco or its business, or (iv) your conviction of (or plea of no contest to) a crime constituting a felony.

These severance benefits compliment but do not duplicate any benefits to which you may be entitled under the Sr. Executive Change in Control policy, of which you are a participant, in connection with a change in control.  Receipt of the severance benefits described above is conditioned upon your execution (without revocation) of a general release of claims in a form satisfactory to Veeco, including noncompetition and non-solicitation provisions for the duration of the period during which salary continuation benefits are payable as described above.

over…

Innovation.  Performance.  Brilliant.

Dr. William J. Miller

January 30, 2012

Page Two

All of the other elements of your current compensation and benefits will continue unchanged.  This letter is not a contract of employment and this letter does not alter the “at-will” nature of your employment with Veeco.  This means that the employment relationship is non-contractual, for no fixed period and may be terminated by you or by Veeco at any time, with or without cause.  As described above, however, you may be entitled to severance benefits depending upon the circumstances of the termination of employment.  In addition, no subsequent oral or written agreements on this subject shall be valid unless they are in writing and signed by an authorized representative of Veeco.

Kindly indicate your acceptance by signing and returning a copy of this letter to my attention no later than February 6, 2012.

Bill, I’d like to personally congratulate you and wish you much success in your new role at Veeco.  Should you have any questions regarding the above items, please contact me at (516) 677-0200, extension 1440.

Sincerely,

/s/ Robert W. Bradshaw

Robert W. Bradshaw
Sr. Vice President, Human Resources

ACCEPTED and AGREED:

/s/ William J. Miller	January 30, 2012

William J. Miller	Date